                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             VIRCO MFG. CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                             VIRCO MFG. CORPORATION
                                2027 HARPERS WAY
                           TORRANCE, CALIFORNIA 90501
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 1998

     The Annual Meeting of Stockholders of Virco Mfg. Corporation, a Delaware corporation, will be held at 2:00 p.m. on Tuesday, June 23, 1998 at 2027 Harpers Way, Torrance, California, for the following purposes:

          1. To elect three directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. To consider and vote upon the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on May 5, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements thereof.

     Whether or not you expect to attend the meeting, please date, sign and return the enclosed proxy. If you attend the meeting, you may vote in person whether or not you have returned a proxy.

                                          By Order of the Board of Directors

                                          By: /s/ JAMES R. BRAAM
                                             -----------------------------------
                                             James R. Braam
                                             Secretary

Los Angeles, California
May 18, 1998

                             VIRCO MFG. CORPORATION
                                2027 HARPERS WAY
                           TORRANCE, CALIFORNIA 90501
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 23, 1998
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being mailed to stockholders of Virco Mfg. Corporation, a Delaware corporation (the "Company"), on or about May 18, 1998 in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 23, 1998 at 2:00 p.m. at 2027 Harpers Way, Torrance, California and any and all adjournments and postponements thereof.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited in person or by telephone or telegraph by personnel of the Company who will not receive any additional compensation for such solicitation. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

                             RECORD DATE AND VOTING

     The close of business on May 5, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date there were 8,942,155 shares of the Company's Common Stock, par value $.01 per share, outstanding. All voting rights are vested exclusively in the holders of the Company's Common Stock. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders, except that as to the election of directors, stockholders may cumulate their votes. Because three directors are to be elected, cumulative voting means that each stockholder may cast a number of votes equal to three times the number of shares actually owned. That number of votes may be cast for one nominee, divided equally among the three nominees or divided among the nominees in any other manner. The proxy holders will have authority, in their discretion, to vote cumulatively for less than all of the nominees.

     In all matters other than the election of directors and the approval of the amendment to the Company's Certificate of Incorporation, the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter would be the act of the stockholders. Directors will be elected by a plurality of the votes of the Common Stock present in person or represented by proxy. The amendment to the Company's Certificate of Incorporation will be approved by a majority of the outstanding shares of Common Stock. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Broker non-votes are not counted for the purpose of determining the votes cast on a proposal.

     Proxies will be voted for management's nominees for election as directors and in accordance with the recommendations of the Board of Directors contained in the Proxy Statement, unless the stockholder otherwise directs in his proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his direction. Any stockholder has the power to revoke his proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented thereby in person.

                               SECURITY OWNERSHIP

SHARES OWNED BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of April 3, 1998 (unless otherwise indicated) relating to the beneficial ownership of the Company's Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, (ii) by each director or nominee of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table below and (iv) by all officers and directors of the Company as a group. The number of shares beneficially owned is deemed to include shares of Common Stock in which the persons named have or share either investment or voting power. Unless otherwise indicated, the mailing address of each of the persons named is 2027 Harpers Way, Torrance, California 90501.

                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL      PERCENT OF
                NAME OF BENEFICIAL OWNER                     OWNERSHIP(1)         CLASS
                ------------------------                   -----------------    ----------
Dimensional Fund Advisors Inc.(2)........................        680,822            7.6%
Robert A. Virtue(3)......................................        295,682            3.3
  Chairman of the Board of Directors, Chief Executive
     Officer
Douglas A. Virtue........................................        335,757            3.7
  Director, Executive Vice President
Raymond W. Virtue(4).....................................        108,989            1.2
  Director, Vice President
Donald S. Friesz.........................................         80,640            (5)
  Director, Vice President Sales and Marketing
George W. Ott............................................          4,995            (5)
  Director
Donald A. Patrick........................................         22,922            (5)
  Director
John H. Stafford.........................................          6,422            (5)
  Director
Hugh D. Tyler............................................         47,262            (5)
  Director, Vice President
James R. Wilburn.........................................          8,744            (5)
  Director
James R. Braam...........................................         38,193            (5)
  Vice President Finance, Secretary
Matthew G. Tarnay........................................         46,700            (5)
  Vice President
All executive officers and directors as a group (16
  persons)...............................................      1,044,282           11.4

---------------
(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person is deemed to have "beneficial ownership" as of a given date of any security that such person has the right to acquire within 60 days after such date. Amounts for Messrs. Robert Virtue, Douglas Virtue, Raymond Virtue, Friesz, Ott, Patrick, Stafford, Tyler, Wilburn, Braam and Tarnay, and all executive officers and directors as a group, include 62,403, 27,311, 7,663, 21,943, 1,294, 2,922, 2,922, 38,293, 2,922, 8,739 and 38,293 shares issuable upon exercise of options, respectively.

(2) As of December 31, 1997, according to information provided to the Company. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 680,822 shares of the Company's Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The principal business address of Dimensional is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

(3) Does not include 989,425 shares owned beneficially by Mr. Robert Virtue's adult children, including Mr. Douglas Virtue, as to which Mr. Robert Virtue disclaims beneficial ownership.

(4) Does not include 397,830 shares owned beneficially by Mr. Raymond Virtue's adult children as to which Mr. Virtue disclaims beneficial ownership.

(5) Less than 1%.

     All information with respect to beneficial ownership of the shares referred to above is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to the Company by such beneficial owners.

     Robert A. Virtue and Raymond W. Virtue are siblings and Douglas Virtue is Robert Virtue's son. The total number of shares beneficially owned by Mr. Robert Virtue, Mr. Raymond Virtue, their brother, Richard J. Virtue, their sister, Nancy Virtue Cutshall, their children and their mother, Mrs. Julian A. Virtue, aggregate 4,205,269 shares or 46.5% of the total shares of Common Stock outstanding.

     Robert A. Virtue, Richard J. Virtue, Raymond W. Virtue, Nancy Virtue Cutshall and certain of their respective spouses and children (the "Stockholders") and the Company have entered into an agreement with respect to certain shares of the Company's Common Stock received by the Stockholders as gifts from their father, Julian A. Virtue, including shares received in subsequent stock dividends in respect of such shares. Under the agreement, each Stockholder who proposes to sell any of such shares is required to provide the remaining Stockholders notice of the terms of such proposed sale. Each of the remaining Stockholders is entitled to purchase any or all of such shares on the terms set forth in the notice. Any shares not purchased by such remaining Stockholders may be purchased by the Company on such terms. The agreement also provides for a similar right of first refusal in the event of the death or bankruptcy of a Stockholder, except that the purchase price for the shares is to be based upon the then prevailing sales price of the Company's Common Stock on the American Stock Exchange.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that all Forms 4 or 5 were filed on a timely basis.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides for the division of the Board of Directors into three classes as nearly equal in number as possible. In accordance with the Certificate of Incorporation, the Board of Directors has nominated George W. Ott, John H. Stafford and Douglas A. Virtue (each of whom is currently a director) to serve as directors in Class I of the Board of Directors with a term expiring in 2001.

     It is intended that the proxies solicited by this Proxy Statement will be voted in favor of the election of Messrs. Ott, Stafford and Douglas A. Virtue, unless authority to do so is withheld. Should any of such nominees be unable to serve as a director or should any additional vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. In the event that any person other than the nominees named below should be nominated for election as a director, the proxies may be voted cumulatively for less than all of the nominees.

     The following table sets forth certain information with respect to each of the three nominees, as well as each of the six continuing directors.

                                                                                        DIRECTOR
           NAME             AGE                   PRINCIPAL OCCUPATION                   SINCE
           ----             ---                   --------------------                  --------
NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2001:
George W. Ott.............  66    President and Founder of Ott and Hansen since 1976      1994
John H. Stafford..........  77    Retired since 1983; director of Mossimo, Inc. since     1985
                                  October 1996; previously Partner of Main Hurdman, a
                                  predecessor of KPMG Peat Marwick (certified public
                                  accountants)
Douglas A. Virtue.........  39    Executive Vice President since December 1997;           1992
                                  previously General Manager of the Torrance Division
                                  of the Company (1992 - 1997), Marketing Services
                                  Manager (1989 - 1992), Contract Administrator (1988)
                                  and in production control of the Company
                                  (1985 - 1988)

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1999:
James R. Wilburn..........  65    Inaugural Dean of the School of Public Policy,          1986
                                  Pepperdine University, since September 1996;
                                  previously Dean of the School of Business and
                                  Management, Pepperdine University (1982 - 1994);
                                  Professor of Business Strategy, Pepperdine
                                  University (1994 - 1996); director of First Fidelity
                                  Thrift since February 1995; director of JCB Bank
                                  since January 1998; director of Olson Company since
                                  January 1990
Hugh D. Tyler.............  56    Vice President of the Company since 1988; General       1988
                                  Manager of the Conway Division since 1988;
                                  previously Controller of the Conway Division
Donald S. Friesz..........  68    Vice President Sales and Marketing from 1982 to         1992
                                  February 1996

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2000:
Donald A. Patrick.........  73    Vice President and a founder of Diversified Business    1983
                                  Resources, Inc. (mergers, acquisitions and business
                                  consultants) since 1988
Raymond W. Virtue.........  56    Vice President of the Company since June 1983;          1983
                                  previously President of Delkay Plastics Corp. (a
                                  former wholly-owned subsidiary of the Company)
Robert A. Virtue..........  65    Chairman of the Board and Chief Executive Officer of    1956
                                  the Company since 1990; President of the Company
                                  since August 1982

     Each director of the Company serving in 1997 attended at least 75% of the 1997 meetings of the Board of Directors and each committee on which he served. Directors who are also officers of the Company or its subsidiaries receive no additional compensation for their services as directors. Other directors received a retainer of $2,500 per quarter for the first quarter and $3,000 per quarter thereafter, a fee of $500 for the February 1997 meeting and $1,000 for each Board meeting thereafter, and a fee of $500 for each committee meeting attended. The Board of Directors held six meetings in 1997. At the February 1998 meeting of the Board of Directors, the annual retainer was increased to $15,000 effective February 1, 1998. In 1997, Messrs. Ott, Patrick, Stafford and Wilburn each received options to purchase 500 shares of Common Stock at $24.50 per share (750 shares at $16.33 per share after adjusting for a 3 for 2 stock split issued in 1997) under the Company's 1997 Stock Incentive Plan.

     The Board of Directors has an Audit Committee that in 1997 was composed of Messrs. Friesz, Ott, Patrick, Stafford and Wilburn. The Audit Committee held one meeting in 1997. The functions of the Audit Committee include reviewing the financial statements of the Company, the scope of the annual audit by the Company's independent auditors and the audit reports rendered by such independent auditors. The Audit Committee may also examine and consider other appropriate matters.

     The Board of Directors has a Compensation Committee that in 1997 was composed of Messrs. Friesz, Ott, Patrick, Stafford and Wilburn. The function of this Committee is to make recommendations to the Board regarding changes in salaries and benefits. The Compensation Committee held one meeting in 1997.

     The Company does not have a nominating committee. The Board of Directors performs the functions which might otherwise be performed by such a committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation for services rendered in all capacities to the Company and its subsidiaries during the years indicated for the Chief Executive Officer and the other four most highly compensated officers of the Company:

                                                      ANNUAL              LONG-TERM
                                                   COMPENSATION          COMPENSATION
                                               ---------------------   AWARDS -- STOCK       ALL OTHER
            NAME AND TITLE              YEAR   SALARY(1)     BONUS     OPTIONS (SHARES)   COMPENSATION(2)
            --------------              ----   ----------   --------   ----------------   ---------------
Robert A. Virtue......................  1997    $330,837    $180,000        9,000(3)          $58,000
  Chairman of the Board and Chief       1996     306,039     163,770           --              58,100
  Executive Officer                     1995     293,258     100,700           --              58,600
Hugh D. Tyler.........................  1997     156,191      77,650        6,425(3)           12,300
  Vice President and General            1996     161,678      74,675           --              12,300
  Manager -- Conway Division            1995     150,035      31,900           --              12,300
James R. Braam........................  1997     164,255      77,650        6,425(3)           15,700
  Vice President, Finance               1996     150,368      74,675           --              15,700
                                        1995     145,098      40,600           --              17,100
Raymond W. Virtue.....................  1997     139,438      68,800        6,425(3)           42,600
  Vice President -- Purchasing          1996     147,989      66,178           --              42,600
                                        1995     145,019      35,980           --              41,300
Matthew G. Tarnay.....................  1997     135,482      66,500        6,425(3)            6,500
  Vice President -- Engineering         1996     131,708      64,375           --               6,500
                                        1995     125,392      35,000           --               6,500

---------------
(1) Excludes compensation in the form of other personal benefits, which, for each of the executive officers, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for each year.

(2) For 1997, consists of (i) $14,300, $12,300, $15,700, $6,700 and $6,500,
    representing the value of Company-paid split-dollar premiums under the Management Employees Life Insurance Plan, and (ii) $43,700 and $35,900, representing the value of Company-paid split-dollar premiums under the Executive Survivorship Life Insurance Plan, for insurance policies on the lives of each of Messrs. Robert Virtue and Raymond Virtue (and their spouses), respectively. See "Management Employees Life Insurance Plan" and "Executive Survivorship Life Insurance Plan." The foregoing amounts represent the actuarial value of the benefit to the executive officers of the current year's insurance premium paid by the Company in excess of that required to fund the death benefits under the policies.

(3) Granted pursuant to the Company's 1993 and 1997 Stock Incentive Plans at the market price of the Common Stock on the date of grant.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     Shown below is information relating to the exercise of stock options during 1997 for each executive officer of the Company named in the Summary Compensation Table above:

                                                               NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED
                                                                    OPTIONS AT          IN-THE-MONEY OPTIONS
                                                                  FISCAL YEAR-END      AT FISCAL YEAR-END(1)
                                  SHARES ACQUIRED    VALUE         (EXERCISABLE/           (EXERCISABLE/
              NAME                  ON EXERCISE     REALIZED      UNEXERCISABLE)           UNEXERCISABLE)
              ----                ---------------   --------   ---------------------   ----------------------
Robert A. Virtue................           --             --       51,423/12,481         $1,129,120/260,460
Hugh D. Tyler...................           --             --        31,704/7,663            688,783/156,659
James R. Braam..................          600         14,090        31,104/7,663            674,741/156,659
Raymond W. Virtue...............           --             --        31,704/7,663            688,783/156,659
Matthew G. Tarnay...............           --             --        31,704/7,663            688,783/156,659

---------------
(1) Calculated using closing price on January 31, 1998 of $26.44.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information relating to the grants of options issued by the Company during 1997 to each executive officer of the Company named in the Summary Compensation table above:

                                                                                        POTENTIAL REALIZABLE VALUE
                               NUMBER OF        % OF TOTAL                              AT ASSUMED ANNUAL RATES OF
                              SECURITIES         OPTIONS                                 STOCK PRICE APPRECIATION
                              UNDERLYING        GRANTED TO     EXERCISE                     FOR OPTION TERM(2)
                                OPTIONS        EMPLOYEES IN      PRICE     EXPIRATION   ---------------------------
           NAME                 GRANTED       FISCAL YEAR(1)   ($/SHARE)      DATE          5%              10%
           ----             ---------------   --------------   ---------   ----------   ----------      -----------
Robert A. Virtue..........       6,000(3)          2.87%        $10.25      6/16/03      $23,660         $ 54,649
Robert A. Virtue..........       3,000(4)          1.43          24.25      10/1/07       45,784          116,043
Hugh D. Tyler.............       4,275(3)          2.04          10.25      6/16/03       16,858           38,937
Hugh D. Tyler.............       2,150(4)          1.03          24.25      10/1/07       32,812           83,164
James R. Braam............       4,275(3)          2.04          10.25      6/16/03       16,858           38,937
James R. Braam............       2,150(4)          1.03          24.25      10/1/07       32,812           83,164
Raymond W. Virtue.........       4,275(3)          2.04          10.25      6/16/03       16,858           38,937
Raymond W. Virtue.........       2,150(4)          1.03          24.25      10/1/07       32,812           83,164
Matthew G. Tarnay.........       4,275(3)          2.04          10.25      6/16/03       16,858           38,937
Matthew G. Tarnay.........       2,150(4)          1.03          24.25      10/1/07       32,812           83,164

---------------
(1) Includes options granted to the executive officers named in the Summary Compensation table above on October 15, 1996 subject to the achievement of certain Company performance goals the fulfillment of which was confirmed in 1997.

(2) The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. The actual value, if any, which an executive officer may realize upon the exercise of stock options will be based upon the difference between the market price of the Common Stock on the date of exercise and the exercise price.

(3) Granted pursuant to the 1993 Stock Incentive Plan on October 15, 1996 subject to the achievement of certain Company performance goals the fulfillment of which was confirmed in 1997. These options vested immediately upon the date of grant.

(4) Granted pursuant to the 1997 Stock Incentive Plan. The first 50% of these options vested on January 31, 1998, and the second 50% will vest on January 31, 1999.

EMPLOYEES RETIREMENT PLAN

     The Employees Retirement Plan of the Company is a non-contributory, defined benefit retirement plan governed by the Employee Retirement Income Security Act of 1974. With limited exceptions, all employees of the Company and its participating subsidiaries (including executive officers) are eligible to participate provided they meet certain service requirements. Benefits are paid to or on behalf of each participant upon retirement, normally at age 65, and under certain circumstances upon death. Benefits under the Plan are credited to the employee each year based upon years of service and remuneration during such year of service.

     Retirement benefits vest partially after three years of service and fully after seven years of service, or upon the participant's sixty-fifth birthday. Benefits payable under the Plan are adjusted to reflect the form of payment elected by the participant. The following table shows the annual pension benefits for retirement at age 65 which would be payable to retiring employees with representative earnings and years of service:

                               PENSION PLAN TABLE

                         ASSUMED                             YEARS OF SERVICE(1)(2)
                         AVERAGE                           --------------------------
                     COMPENSATION(3)                         10        20        30
---------------------------------------------------------  ------    ------    ------
  $ 25,000...............................................  $2,260    $4,520    $6,780
    50,000...............................................   4,760     9,520    14,280
    75,000...............................................   7,260    14,520    21,780
   100,000...............................................   9,760    19,520    29,280
   125,000...............................................  12,260    24,520    36,780
   150,000...............................................  14,760    29,520    44,280
   175,000...............................................  15,760    31,519    47,279

---------------
(1) Represents annual retirement benefits payable at normal retirement age. To the extent a participant's service was rendered prior to February 1, 1964, the effective date of the Plan, actual benefits will be slightly lower than the benefits shown in the table.

(2) The benefits shown are for straight-life annuity payments and are not subject to deduction for Social Security or other offset amounts; alternative forms of benefit payments are available under the Plan.

(3) Assumed average compensation is based upon regular base compensation before deduction for taxes or group insurance averaged for each year in the Plan.

     Messrs. Robert Virtue, Tyler, Braam, Raymond Virtue and Tarnay have 40, 27, 15, 33 and 3 credited years of service and $72,000, $69,000, $118,000, $62,000 and $190,000 of assumed average compensation, respectively, under the Plan.

VIRCO IMPORTANT PERFORMERS PLAN

     In August 1985, the Board of Directors adopted the Virco Important Performers Plan, which is an unqualified plan providing additional retirement and death benefits for certain employees identified by the Board of Directors or the committee administering the Plan as contributing materially to the continued growth, development and future business of the Company. On January 1, 1998, the Plan was amended to provide that each officer or employee whose annual base salary exceeds $80,000 will be a participant in the Plan. Benefits under the Plan are payable to or on behalf of each participant upon retirement, normally at age 65, or upon death prior to retirement. The Company is funding its obligations under the Plan through the purchase of life insurance policies on the participants.

     Vesting for each participant begins at the later date of such participant's forty fifth birthday or his birthday in the year he enters the Plan. Vesting occurs at 10% for each full year subsequent to such date. Under the Plan, each participant will receive a benefit payable at retirement equal to 50% of the average base salary during the last five years offset by the monthly benefit accrued under the Employees Retirement Plan. Participants with fewer than ten years of participation who retire after reaching age 60 will be entitled to reduced pro rata benefits based on the number of years they have participated in the Plan. In the event of the death of a participant prior to retirement, death benefits are payable for a fifteen-year period to the deceased participant's beneficiaries.

     The estimated annual benefits payable upon retirement at age 65 for Messrs. Robert Virtue, Tyler, Braam, Raymond Virtue and Tarnay are $99,000, $46,000, $53,000, $39,000 and $45,000, assuming that the current compensation of each executive officer remains constant until retirement.

MANAGEMENT EMPLOYEES LIFE INSURANCE PLAN

     In August 1985, the Board of Directors adopted the Management Employees Life Insurance Plan, which provides for the Company to obtain life insurance policies on management employees selected by the Board. Currently, all officers and employees earning an annual salary exceeding $40,000 are entitled to participate in the Plan. Employees whose salaries exceed $40,000 but are less than $80,000 may elect to receive coverage of $50,000 under the Plan. Employees whose salaries exceed $80,000 may elect coverage under the Plan of up to $100,000 in increments of $50,000. Officers may elect coverage under the Plan of up to $300,000 in increments of $50,000.

     The premiums for the policies are paid partially by the participants pursuant to the formula set forth in the Plan, with the Company paying the remaining portion. The Company retains an interest in the death benefit payable under the policy for each participant in an amount equal to the aggregate amount of premium payments made by the Company with respect to such participant's policy. The remainder of the death benefit is payable to the participant's beneficiaries. Upon the first to occur of reaching the age of 65, actual retirement or termination of employment, each participant is entitled to have the Company assign the policy to the participant or his designee, provided that the participant first reimburses the Company for all premiums previously paid by the Company for the policy.

EXECUTIVE SURVIVORSHIP LIFE INSURANCE PLAN

     In August 1985, the Board of Directors adopted the Executive Survivorship Life Insurance Plan, which provides special life insurance benefits to a group of management employees selected by the Board. Under this Plan, the Company maintains insurance policies on the lives of the participants and their spouses. Robert A. Virtue and Raymond W. Virtue are currently the only executive officers participating in the Plan. The amount of each of the insurance policies maintained by the Company under the Plan on the lives of Robert A. Virtue and Raymond W. Virtue and their current or former spouses is $1,250,000. In 1985, the Company also purchased $1,250,000 of insurance under the Plan on the lives of Richard Cutshall, who was then a management employee of the Company, and his spouse Nancy Virtue Cutshall, who is the beneficial owner of 4.6% of the Company's outstanding shares. In connection with their divorce in 1987, Mr. Cutshall, who is now deceased, transferred his interest in such insurance to Mrs. Cutshall. As a result of such transaction, the policy previously maintained on the life of Mr. Cutshall was terminated and a $2,500,000 policy is now maintained under the Plan on the life of Mrs. Cutshall.

     The premiums for the policies are paid partially by the participants pursuant to a formula set forth in the Plan, with the Company paying the remaining amount. The Company retains an interest in the death benefit payable under the policy of each participant and spouse in an amount equal to the aggregate amount of premium payments made by the Company with respect to the policy of such participant or spouse. The remainder of the death benefit is payable to the designated beneficiaries of the deceased participant or spouse. Upon the first to occur of the participant's reaching age 65, retiring or ceasing to be an employee of the Company for any reason other than death, the participant or his designee is required to purchase the Company's interest in the participant's policy and the spouse or the spouse's designee is similarly required to purchase the Company's interest in the spouse's policy. The amount to be paid to the Company upon such purchase is the aggregate amount of the Company's previous premium payments on such policy. In the event a participant in the Plan dies before reaching age 65 and while an employee of the Company, the Company remains obligated to maintain the insurance policy under the Plan on the life of such participant's spouse.

WIDOW'S SALARY CONTINUATION PLAN

     In August 1985, the Board of Directors approved the Widow's Salary Continuation Plan, which provides for surviving widow benefits to be paid by the Company upon the deaths of Messrs. Julian A. Virtue and Donald Heyl, the former President of the Company. The widow of Mr. Virtue is currently receiving $5,000 per month under the Plan. In 1997, the Company paid $60,000 to Mrs. Virtue. Upon the death of Mr. Heyl, his surviving widow will receive $60,000 annually during her lifetime. The Company is funding its obligation to Mr. Heyl under this Plan through the purchase of life insurance on the life of Mr. Heyl.

                              CERTAIN TRANSACTIONS

     In 1989 the Company loaned $75,000 to Larry O. Wonder, the Company's Vice President, Education Sales Group. The loan is secured by a second trust deed on Mr. Wonder's home and accrues interest at a rate equal to the Wells Fargo prime interest rate. As of January 31, 1998, the outstanding balance on the loan including accrued interest was $110,283.

     During 1994 the Company entered into a consulting arrangement with Diversified Business Resources, Inc. ("Diversified"), a consulting firm which is owned by Donald A. Patrick, who is a Director. During 1997 the Company paid $203,181 to Diversified in connection with the Company's data processing committee and the plant expansion in Conway, Arkansas.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for developing the Company's executive compensation policies and making recommendations to the Board of Directors with respect to these policies. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and to each of the other executive officers of the Company.

EXECUTIVE COMPENSATION POLICY

     The goals of the Company's executive compensation policy are to attract and retain qualified executives and to ensure that their efforts are directed toward the long-term interests of the Company and its stockholders. The Company is striving to generally position executive salaries at median competitive levels and to rely on variable, performance-based bonuses to play a significant role in determining total compensation. In addition, by establishing the 1993 and 1997 Stock Incentive Plans, the Company further linked executive and stockholder interests.

     The Compensation Committee annually reviews salaries, bonuses and other aspects of executive compensation. In general, the purpose of such annual reviews is to ensure that the Company's overall executive compensation program remains competitive with comparable businesses and that total executive pay reflects both the individual's performance as well as the overall performance of the Company.

BASE SALARY

     Each year, the performance of executives is reviewed and, based upon an assessment of individual performance and the Company's performance, a corresponding salary increase may be awarded. In 1997 based on a comparison of the Company's executive compensation levels and plans with those of other companies in the furniture manufacturing business, the Compensation Committee concluded that the Company's executive salaries had to be adjusted to keep pace with those of comparable companies. As a result, the salary increases awarded to the Company's Chief Executive Officer and other executive officers in 1997 reflected primarily the Compensation Committee's determination to adjust salaries to perceived competitive levels, as well as the Compensation Committee's evaluation of the overall performance of the Company and the performance of each executive officer.

     The salary of Mr. Robert A. Virtue, the Company's Chief Executive Officer, was determined on the foregoing basis. In addition to consideration of the salary levels of the chief executive officer of other furniture manufacturers, the Board considered the Company's operating results in 1996, the Company's stock performance, the effect of the general economy on the Company's performance and the success of the Company in addressing certain goals.

BONUSES

     Early each year the Board of Directors considers and approves an annual profit plan for the Company, which establishes a target level of overall Company profits, excluding certain non-recurring items. The bonuses payable to the Chief Executive Officer and the other executive officers are tied to the Company's actual performance relative to the annual profit plan. However, bonuses of divisional general managers are based upon divisional operating results. In 1997, the Chief Executive Officer was eligible to receive a bonus equal to 60% of his salary and each of the executive officers was eligible to receive a bonus equal to 50% of his salary if the annual profit plan target level or target divisional operating results, as applicable, had been achieved. In general, the amount of the bonus paid was subject to a 2% adjustment for each $100,000 difference between the actual profits and the plan's targeted profit level or, for divisional general managers, a similar formula to adjust for the difference between the actual results and the targeted results.

                                          THE COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                                        George W. Ott           John H. Stafford
                                                        Donald A. Patrick       James R. Wilburn
                                                        Donald S. Friesz

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                   PROPOSAL 2

                        AMENDMENT TO ARTICLE FOUR OF THE
                     COMPANY'S CERTIFICATE OF INCORPORATION
                           TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has unanimously approved and recommends for stockholder approval a proposed amendment to Article Four of the Company's Certificate of Incorporation providing for an increase in the number of authorized shares of Common Stock from 10,000,000 shares to 25,000,000 shares (the "Charter Amendment"). It is intended that the proxies solicited by this Proxy Statement will be voted in favor of approving the Charter Amendment, unless authority to do so is withheld. The approval of the Charter Amendment requires the vote of a majority of the shares of Common Stock outstanding.

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value. On May 5, 1998, 8,942,155 shares of Common Stock were issued and outstanding. If the Charter Amendment is approved, the Company would have approximately 16,058,000 authorized and unissued shares of Common Stock that it could issue from time to time in the future to raise capital.

     The Common Stock is traded on the American Stock Exchange. The Board of Directors deems it advisable to amend the Certificate of Incorporation in order to increase the number of authorized shares of Common Stock. The proposed Charter Amendment would provide the Company with flexibility in the future by insuring that the Company would have an adequate number of authorized and unissued shares available for corporate purposes, such as future public and private equity offerings. The Board of Directors has adopted a resolution approving the amendment of the Certificate of Incorporation to affect such an increase, subject to stockholder approval.

     The additional shares of Common Stock may generally be used for any proper corporate purpose approved by the Board of Directors and upon such terms and for such consideration as they determine without further action by the stockholders, unless stockholder approval is required by applicable law or by the rules of the American Stock Exchange or such other exchange upon which the Company's stock is then listed. The Company has no present agreements or commitments to issue any additional shares of Common Stock.

     The issuance of additional shares of Common Stock may have a dilutive effect on the equity and voting rights of the Company's stockholders.

     Article Four of the Certificate of Incorporation would be amended to read as follows:

          "The Corporation shall be authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock; the total number of shares which the Corporation shall have authority to issue is twenty-eight million (28,000,000); the total number of shares of Common Stock shall be twenty-five million (25,000,000) and each such share shall have a par value of one cent ($.01); and the total number of shares of Preferred Stock shall be three million (3,000,000) and each such share shall have a par value of one cent ($.01).

          Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding)."

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The stock performance graph set forth below illustrates the Company's performance in total stockholder return over the period February 1, 1993 through January 31, 1998 relative to the following external indices: (a) the American Stock Exchange market value index ("AMEX Market Index") and (b) a peer group(1). Each line on the stock performance graph assumes that $100.00 was invested in the Common Stock and the respective indices on February 1, 1993. The graph then tracks the value of these investments, assuming reinvestment of dividends, through January 31, 1998.


                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS
                  OF COMPANY, AMEX MARKET INDEX AND PEER GROUP

                        [PERFORMANCE GRAPH APPEARS HERE]


                                     1993      1994      1995      1996      1997      1998
                                   -------    ------    ------    ------    ------    ------
Virco Mfg. Corporation             $100.00    132.29    165.33    195.80    346.43    934.69
Peer Group                         $100.00    121.19     99.70    127.52    189.11    287.62
AMEX Market Index                  $100.00    119.40    104.21    133.57    143.76    163.98

---------------
(1) The peer group comprises all companies identified by Media General Financial Services as being within the "other business and institutional equipment" industry group, as follows: Educational Development Corporation, Geographics, Inc., Hon Industries Inc., Kimball International, Inc., Knoll, Inc., Lear Seating Corp., Herman Miller, Inc., Mity-Lite, Inc., Norwood Promotional Products, Inc., Open Plan Systems, Inc., PolyVision Corp., Smed International Inc., Tab Products Co., Winsloew Furniture, Inc. and the Company.

     The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young, upon the recommendation of the Audit Committee of the Board of Directors of the Company, continues as the accounting firm selected by the Board of Directors to examine the accounts of the Company for the current year. Representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company by February 17, 1999, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     The Board of Directors does not know of any matters to be presented at the 1998 Annual Meeting other than as stated herein. If other matters do properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the proxies in accordance with their judgment in such matters.

     The Annual Report to the Stockholders of the Company for the fiscal year ended January 31, 1998, including financial statements, is being mailed to stockholders concurrently herewith.

     THE COMPANY WILL ALSO PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH HE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON MAY 5, 1998. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE COMPANY AT 2027 HARPERS WAY, TORRANCE, CALIFORNIA 90501,
ATTENTION: CORPORATE SECRETARY.

     Stockholders are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors

                                          By: /s/ JAMES R. BRAAM
                                            ------------------------------------
                                            James R. Braam,
                                            Secretary

Los Angeles, California
May 18, 1998

PROXY                                                                      PROXY

                             VIRCO MFG. CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 1998

    The undersigned hereby appoints ROBERT A. VIRTUE, DOUGLAS V. VIRTUE and JAMES R. BRAAM, and each of them, with full power of substitution in each, as proxies of the undersigned to attend and vote, as designated on the reverse side, all shares of Virco Mfg. Corporation, a Delaware Corporation (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held June 23, 1998 and any adjournment or postponement thereof:

     PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN ACCOMPANYING ENVELOPE.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                              Please mark
                                                              your votes at  [X]
                                                              indicated in
                                                              this example

                                 FOR               WITHHOLD
                         all nominees listed       AUTHORITY
                          (except as marked    to vote for all
                          to the contrary).    nominees listed.                                          FOR   AGAINST  ABSTAIN
1. Election of directors:        [ ]                 [ ]          2. Amendment to Article Four of the    [ ]     [ ]      [ ]
                                                                     Virco Mfg. Corporation Certificate
                                                                     of Incorporation to increase the
                                                                     number of authorized shares of
                                                                     Common Stock:

                                                                  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before
                                                                     such meeting.

(INSTRUCTION: To withhold authority to vote for any                       ANY PREVIOUS PROXY EXECUTED BY THE UNDERSIGNED IS
individual nominee, write nominee's name on the space                     HEREBY REVOKED.
provided  below.)
                                                                          Receipt of the notice of meeting, the proxy statement
                                                                          and the annual report of the Company for the year
-------------------------------------------------                         ended January 31, 1998, is hereby acknowledged.

                                                                          THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, IN THE
                                                                          ABSENCE OF ANY DIRECTOR, THIS PROXY WILL BE VOTED
                                                                          FOR THE ELECTION AS SPECIFIED OF ALL OF THE
                                                                          NOMINEES LISTED, AND IN THE DISCRETION OF THE PROXIES
                                                                          ON SUCH OTHER BUSINESS AS MAY PROPERLY COME
                                                                          BEFORE THE MEETING.

Signature(s)___________________________________________________________________________ Date ____________________________1998
(Note: Please sign exactly as addressed hereon. If the stock is jointly held each owner must sign. Executor, trustees, guardian and attorneys should so indicate when signing. Attorneys should submit proxies of attorney.
------------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE